Exhibit 99.1

MONSTER WORLDWIDE, INC.

2008 EQUITY INCENTIVE PLAN

1.             PURPOSE OF THE PLAN.  The purpose of the Monster Worldwide, Inc. 2008 Equity Incentive Plan (the “Plan”) is to further the long-term growth of Monster Worldwide, Inc. (the “Company”) and its Subsidiaries by attracting, retaining and motivating its key employees, officers and Non-Employee Directors of the Company and its Affiliates, and consultants, advisors and other persons who may perform services for the Company or its Affiliates by providing equity incentives for them that create a proprietary interest in the Company.  To achieve that purpose, the Plan permits the Company to provide equity or equity-based incentive compensation of the types commonly known as restricted stock, restricted stock units, stock options, and stock appreciation rights, as well as any other types of equity-based incentive compensation that will achieve that purpose.

2.             DEFINITIONS.

In addition to capitalized terms otherwise defined herein, the following capitalized terms used in the Plan shall have the respective meanings set forth in this Section:

“1999 Long Term Incentive Plan” means the Company’s 1999 Long Term Incentive Plan, effective as of December 9, 1998 and expiring on December 9, 2008.

“Affiliate” means an entity directly or indirectly controlling, controlled by or under common control with the referenced person.

“Award,” except where referring to a particular category of grant under the Plan, shall mean any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, and an Equity-Based Award as contemplated herein.

“Award Agreement” means a written agreement, contract or such other instrument or document, including an electronic communication, in such form as the Committee shall determine from time to time, evidencing any Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Change in Control” means at such time as any of:

(i)            the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(ii)           the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii)          any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Permitted Investor, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the total voting power of the Voting Interests of the Company on a fully diluted basis;

(iv)          the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(v)           the first day as of which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the compensation committee of the Board or another committee of the Board appointed in accordance with Section 3(a).

“Common Stock” means the Company’s common stock, par value $0.001 per share, either currently existing or authorized hereafter.

“Continuing Directors” means (i) the directors of the Company on the Effective Date, and (ii) each other director if, in each case, such other director’s nomination for election or election to the Board of Directors of the Company is recommended or approved by at least a majority of the then Continuing Directors.

“Effective Date” means January 1, 2008.

“Equity-Based Award” means a right to a payment in, or that is based upon, or measured by the amount of, or changes in the Fair Market Value of shares of, Common Stock, as determined by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price per share of Common Stock, determined by the Committee but subject to the Plan, at which a Stock Option or a Stock Appreciation Right may be exercised.

“Fair Market Value” per share of Common Stock as of a particular date means the closing sales price per share of the Common Stock as published by the principal national securities exchanges (including but not limited to NASDAQ) on the date as of which the determination is made, or if there were no sales on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of Common Stock are not then listed on a national securities exchange on such date, the closing price, or if none, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, such value of a share of Common Stock on such date as the Committee in its discretion may in good faith determine.  The Fair Market Value of any property other than Common Stock shall be the market value of such property as determined by the Committee using such methods or procedures as it shall establish from time to time.

“Incentive Stock Option” means a Stock Option that qualifies as an “incentive stock option” within the meaning of Section 422(b) of the Code.

“Non-Employee Director” means a director of the Company who is not an employee of the Company or its Affiliates.

“Permitted Investor” means (i) any person that owns shares of Class B Common Stock of the Company on the Effective Date; provided, however, that, no person that owns shares of Class B Common Stock on the Effective Date shall be deemed a Permitted Investor pursuant to the exemption provided in this clause (i) once such person no longer holds all or substantially all of such shares of Class B Common Stock (whether as a result of the conversion of such shares or otherwise); (ii) any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) that a majority of the Continuing Directors shall have approved the acquisition of more than 25% of the outstanding Voting Interest by such person or group; provided that such Continuing Directors approve such acquisition (1) prior to the date such person or group beneficially owns, directly or indirectly, more than 5% of the Voting Interest,  (2) in the case of any holder of more than 5% and less than 10% of the Common Stock on the Effective Date , prior to the date such person or group beneficially owns, directly or indirectly, more than 10% of the Voting Interest  (or 15% of the Voting Interest if such holder owns more than 10% of the Voting Interest solely as a result of the conversion of all or substantially all of the shares of Class B Common Stock), or (3) in the case of any holder of more than 10% of the Common Stock on the Effective Date, prior to the date such person or group beneficially owns, directly or indirectly, more than 20% of the Voting Interest; or (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary of the Company.  Notwithstanding the foregoing, no such person or group shall be deemed a Permitted Investor if, in connection with the acquisition of the Voting Interest by such person or group, the Voting Interest are no longer listed on a U.S. national securities exchange or the NASDAQ Stock Market.

“Restricted Stock” means the right to receive a number of shares of Common Stock that are subject to restrictions on transferability and any other restrictions, all as determined by the Committee.

“Restricted Stock Unit” means the right to receive a payment that is valued by reference to Common Stock, which value may be paid by delivery to the Participant of such property as the Committee shall determine, including without limitation, cash, Common Stock, other property, or any combination thereof which right to payment may be subject to such conditions and other limitations and restrictions, all as determined by the Committee.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right to receive the appreciation in the Fair Market Value of a specified number of shares of Common Stock, at an Exercise Price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions, all as determined by the Committee.

“Stock Option” means the right to purchase a number of shares of Common Stock, at an Exercise Price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions, all as determined by the Committee.

“Subsidiary” means any Company that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company.

“Voting Interests” means shares of capital stock issued by the Company, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors of the Company, even if the right so to vote has been suspended by the happening of such a contingency.”

3.             ADMINISTRATION OF THE PLAN.

(a)         Committee Members: The Plan shall be administered by the Committee appointed by the Board consisting of two or more of its members who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code, as the Board may from time to time designate; provided that no action taken by the Committee (including without limitation grants or Awards) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence.

(b)        Committee Authority:  Subject to the provisions of the Plan, the Committee shall have the exclusive power to select the persons to participate in the Plan, to determine the type, size and terms and conditions of Awards (including, but not limited to, restrictions as to transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with any Award to be made to each Participant selected, and to determine the time or times when Awards will be granted or paid.  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, authorize the transfer of Awards and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, the Company, its Affiliates, its stockholders and Participants and their beneficiaries or successors and their permitted transferees).

(c)         Grants Outside of the United States:  The Committee shall also have the power and authority to make any adjustments necessary or desirable as a result of the granting of Awards to Participants located outside the United States, and to adopt, to amend or to rescind subplans relating to the operation and administration of the Plan outside of the United States in order to accommodate the local laws, policies, customs, procedures or practices, and accounting, tax or other regulatory standards, or to facilitate the administration of the Plan outside of the United States, including, but not limited to, the authority to adopt, to amend or to rescind rules, procedures and subplans that limit or vary:  the methods available to exercise Awards; the methods available to settle Awards; the methods available for the payment of income taxes, social insurance contributions and employment taxes; the procedures for withholding on Awards; and the use of stock certificates or other indicia of ownership.  The Committee may also adopt rules, procedures or subplans applicable to particular Affiliates or locations.

(d)        Grants to Non-Employee Directors:  Any Awards to Non-Employee Directors under the Plan shall be made by the Board or a committee of the Board to whom it has delegated its authority (the Board or the committee to whom it has delegated such authority being referred to herein as the “Board Committee”).  With respect to Awards to such Non-Employee Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board Committee, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board Committee.

4.             PARTICIPATION.  Key employees, officers and Non-Employee Directors of the Company and its Affiliates, and consultants, advisors and other persons who may perform services for the Company or its Affiliates shall be eligible to receive Awards under the Plan (the “Participants”).  The Committee shall select from among the Participants the persons who shall receive Awards pursuant to the Plan.

5.             SHARES OF STOCK SUBJECT TO THE PLAN.  Subject to adjustment as provided in Section 7(a) hereof, the maximum number of shares available for issuance pursuant to Awards granted under the Plan shall be equal to the sum of: (a) 4,225,000 shares of Common Stock, (b) the number of shares of Common Stock subject to outstanding awards as of the effective date of the Plan under the 1999 Long Term Incentive Plan that on or after the effective date of the Plan cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares of Common Stock), and (c) the number of shares of Common Stock surrendered by Participants or retained by the Company after the effective date of the Plan to pay all or a portion of the exercise price and/or withholding taxes relating to any outstanding awards under the 1999 Long-Term Incentive Plan; provided that no more than 4,225,000 shares of Common Stock may be issued pursuant to Incentive Stock Options.  Shares of Common Stock to be issued under the Plan may be either authorized but unissued shares of Common Stock or shares of Common Stock held by the Company as treasury shares, including shares acquired by purchase.

No Award may be granted if the number of shares of Common Stock to which such Award relates, when added to the number of shares of Common Stock previously issued under the Plan and the number of shares of Common Stock which may then be acquired pursuant to other outstanding, unexercised Awards, exceeds the number of shares of Common Stock available for issuance pursuant to the Plan.  If any shares of Common Stock subject to an Award are forfeited or such Award is settled in cash or otherwise terminates or is settled for any reason whatsoever without an actual issuance of shares of Common Stock to the Participant, any shares of Common Stock counted against the number of shares of Common Stock available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan.  For this purpose, Awards based upon, or measured by, the value or changes in the value of shares of Common Stock (whether paid in cash or shares of Common Stock), any shares of Common Stock tendered to or retained by the Company in satisfaction of the participant’s obligation for the Exercise Price or withholding of taxes, and shares of Common Stock not issued as a result of a net exercise of a Stock Option or net settlement of a Stock Appreciation Right shall not be treated as shares of Common Stock issued pursuant to the Plan.

Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines, shall not reduce the maximum number of Common Stock that may be issued under the Plan or the maximum number of Common Stock authorized for grant to a Participant in any calendar year described in Section 6(i).

6.             AWARDS.

(a)         General:  Awards may be granted as Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and any other Equity-Based Awards determined by the Committee to be consistent with the purposes of the Plan, all of which shall be granted on the terms and conditions set forth in this Section 6 and such other terms and conditions, not inconsistent therewith, as the Committee shall determine.  The Committee shall determine the number of shares of Common Stock to be issued to a Participant pursuant to an Award, and may grant any Award either alone, or in conjunction with, another Award, either at the time of grant or by amendment thereafter, or may grant any Awards in the alternative, so that the exercise of one Award shall result in the forfeiture or, or an adjustment to, another Award.

(b)        Vesting, Other Performance Requirements and Forfeiture:  In making Awards under the Plan, the Committee may, on the date of grant or thereafter, (i) specify that the right to exercise, receive, retain and/or transfer such Award or the economic value derived therefrom shall be conditional upon the fulfillment of specified conditions, including, without limitation, completion of specified periods of service in the employ of the Company or its Affiliates, and/or the achievement of specified business and/or personal performance goals, and (ii) provide for the forfeiture of all or any portion of any such Awards or the economic value derived therefrom in specified circumstances.  The Committee may also specify by whom and/or in what manner the accomplishment of any such performance goals shall be determined.  Notwithstanding the foregoing, the Committee shall retain full power to accelerate or waive any such condition as it may have previously imposed.  All Awards shall be evidenced by an Award Agreement, and each

Award Agreement shall specify the terms, conditions, restrictions and limitations applicable to such Award.

(c)         Term of Awards:  The term of each Award shall, except as otherwise provided herein, be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Award exceed a period of ten years from the date of grant of the Award.  The Committee may establish the extent to which the term of an Award shall continue or terminate in the event the Participant terminates employment or the performance of services, including as a result of death or disability.

(d)        Stock Options:  The Committee may grant Stock Options to Participants on the following terms and conditions:

(i)            Stock Options granted may include Incentive Stock Options and Stock Options that are not Incentive Stock Options; provided that Incentive Stock Options may only be granted to key employees and officers of the Company and its Subsidiaries.  A Stock Option granted under the Plan that was intended to qualify as an Incentive Stock Option but fails or ceases to qualify as an Incentive Stock Option for any reason shall still constitute a Stock Option under the Plan.

(ii)           The term of any Stock Option shall be determined by the Committee, but in no event shall any Stock Option be exercisable more than ten years after the date on which it was granted.

(iii)          The Exercise Price of any Stock Option shall be determined by the Committee at the time the Stock Option is granted, but the Exercise Price per share shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the date the Stock Option is granted, except for Stock Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines.  Notwithstanding any other provision of the Plan, unless such action is approved by the Company’s stockholders or is in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or a change in control), the Exercise Price of any outstanding Stock Option may not be reduced (except pursuant to Section 7), nor may a Stock Option be cancelled in exchange for cash, other Awards, or a new Stock Option granted in consideration therefore (whether for the same or a different number of shares) having a lower Exercise Price than the Exercise Price of the Stock Option cancelled.

(iv)          Upon exercise of a Stock Option, the Exercise Price shall be payable to the Company in cash, or, at the discretion of the Committee, in shares of Common Stock valued at the Fair Market Value thereof on the date provided by the Committee in the Award Agreement for payment, or in a combination of cash and shares of Common Stock.  The Company may, if the Committee so determines, accept the surrender by a Participant, or the personal representative of a Participant, of a Stock Option, in consideration of a payment by the Company equal to the difference obtained by subtracting the aggregate Exercise Price from the aggregate Fair Market Value of the Common Stock covered by the Stock Option on the date of such surrender, such payment to be in cash, or, if the Committee so provides, in shares of Common Stock valued at Fair Market Value on the date of such surrender, or partly in shares of Common Stock and partly in cash.  The Participant may, subject to procedures satisfactory to the Committee (and to the extent permitted by applicable law), effect such surrender by presenting proof of record ownership of such Common Stock, or, to the extent permitted by the Committee, beneficial ownership of such Common Stock, in which case the Company shall treat the Stock Option as exercised without further payment and shall withhold such number of shares of Common Stock from the shares of Common Stock acquired by the exercise of the Stock Option.

(e)         Stock Appreciation Rights:  The Committee may grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i)            The per-share Exercise Price of Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted, but the Exercise Price per share shall not be less than 100 percent of the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right was granted, except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines; provided, however, that if the Stock Appreciation Right is granted in tandem with, but subsequent to, a Stock Option the Stock Appreciation Right Stock shall have a per-share Exercise Price not less than the Exercise Price of the Stock Option to which the Stock Appreciation Right is granted in tandem (so that the exercise of the Stock Appreciation Right shall result in the forfeiture or, or an adjustment to, the related Stock Option).  Notwithstanding any other provision of the Plan, unless such action is approved by the Company’s stockholders or is in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or a change in control), the Exercise Price of any outstanding Stock Appreciation Right may not be reduced (except pursuant to Section 7), nor may a Stock Appreciation Right be cancelled in exchange for cash, other Awards, or a new Stock Appreciation Right granted in consideration therefore (whether for the same or a different number of shares) having a lower Exercise Price than the Exercise Price of the Stock Appreciation Right cancelled.

(ii)           The Committee shall determine the number of Common Shares to be subject to each Award of Stock Appreciation Rights.  The number of shares of  Common Stock subject to an outstanding Award of Stock Appreciation Rights may be reduced on a share-for-share or other appropriate basis, as determined by the Committee, to the extent that Common Stock under such Award of Stock Appreciation Rights are used to calculate the cash, Common Stock or property or other forms of payment, or any combination thereof, received pursuant to exercise of a Stock Option attached to such Award of Stock Appreciation Rights, or to the extent that any other Award granted in conjunction with such Award of Stock Appreciation Rights is paid.

(f)         Restricted Stock:  The Committee may grant Restricted Stock to Participants on the following terms and conditions:

(i)            Restricted Stock shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions, if any, may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine.  Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including, without limitation, the right to vote Restricted Stock and the right to receive dividends (whether in cash or in shares of Common Stock) thereon.

(ii)           Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of employment prior to specific vesting dates, shares of Restricted Stock (and any accrued but unpaid dividends) that are at that time subject to restrictions shall be forfeited.

(iii)          Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine.  If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and, if the Committee so determines, the Company shall retain physical possession of the certificate representing such Restricted Stock (whether or not vested).

(g)        Restricted Stock Units:  The Committee may grant Restricted Stock Units to Participants.  Restricted Stock Units shall vest and/or become payable to a Participant upon the achievement of specified performance goals, after a specified period of continued employment with the Company or its Affiliates, or both, as the Committee may impose at the date of grant or thereafter, which vesting may occur in whole or in part or in combination at such times, under such circumstances, as the Committee may determine.  Settlement of Restricted Stock Units shall be made in cash or shares of Common Stock or any combination thereof, as determined by the Committee.

(h)        Other Equity-Based Awards:  The Committee, subject to limitations under applicable law, may grant to Participants Equity-Based Awards, in addition to those provided in Sections 6(d), (e), (f), and (g) hereof, as deemed by the Committee to be consistent with the purposes of the Plan, including Equity-Based Awards granted in substitution for any other right of a Participant to receive payment of compensation, whether or cash, property or shares of Common Stock, from the Company or an Affiliate.

(i)          Certain Qualifying Awards:  The Committee, in its sole discretion, may grant an Award to any Participant with the intent that such Award qualifies as “performance-based compensation” under Section 162(m) of the Code (a “Qualifying Award”).  The right to receive or retain any Award granted as a Qualifying Award (other than a Stock Option or a Stock Appreciation Right) shall be conditional upon the achievement of specified performance goals during a calendar year or such other period (a “Performance Period”) as may be established by the Committee.  Performance goals shall be established in writing by the Committee prior to the beginning of each Performance Period, or at such other time no later than such time as is permitted by the applicable provisions of the Code.  Such performance goals, which may vary from Participant to Participant and Award to Award, shall be based upon the attainment of specific amounts of, or increases in, one or more of the following:  the Fair Market Value of Common Stock, dividends per share, revenues, operating income, cash flow, earnings before or after income taxes, net income, stockholders’ equity, return on equity, book value per share, expense management, return on investment, improvements in capital structure, profitability of an identifiable business unit or product, maintenance or improvement of profit margins, and operating efficiency or strategic business objectives consisting of one or more objectives based on meeting specified cost targets, business restructurings, business expansion goals or goals relating to acquisitions or divestitures, all whether applicable to the Company or any relevant Affiliate or other business unit or entity in which the Company has a significant investment, or any combination thereof as the Committee may deem appropriate.  Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company or any Affiliate and/or the past or current performance of other companies, may provide for the inclusion, exclusion or averaging of specified items in whole or in part, such as re-structuring charges, types of expenses, realized gains or losses on strategic investments, discontinued operations, extraordinary items, accounting changes, and unusual or nonrecurring items, and, in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders’ equity and/or shares outstanding, assets or net assets.  Prior to the payment of any Award granted as a Qualifying Award, the Committee shall certify in writing that the performance goals were satisfied.  The amount of the Qualifying Award actually paid to a Participant at the discretion of the Committee may be less, but shall not be more, than the amount determined by the applicable performance goal formula.  The maximum number of shares of Common Stock with respect to which Qualifying Awards may be granted to any Participant in any calendar year (whether such Qualifying Awards are paid in Common Stock or a payment with respect to, or valued by reference to such Common Stock) shall be 1,000,000 shares of Common Stock, subject to adjustment as provided in Section 7(a) hereof.

(j)          Form, Time and Deferral of Payments:  Awards may be paid in such forms as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other Awards (including, by way of illustration and not by way of limitation, as Restricted Stock), or other property.  At the time the Committee grants each Award under the Plan, the Committee shall specify the time (which time may be a specific date or event, or the time of the satisfaction of any performance goals or other condition imposed by the Committee) of the payment of the Award.  The Committee, whether at the time of grant of an Award or at any time thereafter prior to payment, exercise or settlement, may permit (subject to the requirements of applicable law and Sections 162(m) and 409A of the Code and any conditions as the Committee may from time to time establish) a Participant to elect to defer receipt of all or any portion of any payment of an Award that would otherwise be due to such Participant in payment or settlement of an Award under the Plan.  Deferrals shall be for such periods and upon such other terms as the Committee may determine, all of which terms (including the amount (or methods for determining the amount) of the deferrals payable (which may include, without limitation, provisions for the payment or crediting of reasonable interest in respect of deferred payments credited in cash, and the payment or crediting of dividends in respect of deferred amounts credited in Common Stock equivalents), the time when such deferrals shall be payable and conditions of, and any limitations or changes to, such elections) shall be set forth in the Award Agreement, which terms shall comply with the requirements of Section 409A of the Code and, in the case of any Qualifying Award, shall comply with the requirements of Section 162(m) of the Code.  The Committee’s procedures may provide that such payment, exercise or settlement shall be in a lump sum or in installments over such period as the Committee in its discretion may allow and may require that, notwithstanding a Participant’s election, payment, exercise of settlement of an Award shall be made upon, or deferred until a specified period after, a Participant’s death or disability, termination of employment or other event.

(k)         Change of Control:  If a Change in Control shall occur, then the Committee may provide for any one or more of the following:  (i) the acceleration or extension of time periods for purposes of exercising, vesting in, or realizing gain from any Award, the lapsing of any restrictions, risks of forfeiture or other similar limitations, and the deemed satisfaction of any performance conditions (including those applicable to Qualifying Awards), to the extent, as of a date, and subject to such other terms and conditions as determined by the Committee; (ii) any or all Awards shall terminate and each Participant shall receive a payment in exchange for the termination of such Award in any amount equivalent to the amount, and in the form, the Participant would have received if the Award were then payable and/or the Participant had been able to receive the same as holders of Common Stock in respect of the net shares of Common Stock that could be paid pursuant to the Award; and/or (iii) the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder; provided, however, that the Committee shall not take any action with respect to any Award if the effect of such action would be to cause all or any part of the Award to be subject to the increased tax in Section 409A(a)(1)(B)(i) of the Code.

7.             DILUTION AND OTHER ADJUSTMENTS.

(a)         Changes in Capital Structure:  In the event of any corporate transaction involving the capital structure of the Company, including, without limitation, any stock dividend, stock split, reverse stock split, spin-off, split-off, recapitalization, rights offering, capital reorganization, reclassification of shares of Common Stock, merger, consolidation, distributions to shareholders other than regular cash dividend distributions, or sale, lease or transfer of substantially all of the assets of the Company or other transaction similar to the foregoing, the Board shall make such equitable adjustments as it may deem appropriate in the Plan and the Awards thereunder, including, without limitation, an adjustment in (i) the total number of shares of Common Stock which may thereafter be issued pursuant to Awards under the Plan and the maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to qualify as

Incentive Stock Options pursuant to Section 5 hereof, (ii) the number of shares of Common Stock with respect to which Qualifying Awards may be granted to any Participant in any calendar year under Section 6(i) hereof, and (iii) the Exercise Price, base price or other price or value at the time of grant relating to any Award.  Moreover, in the event of any such transaction, the Board may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced.  Agreements evidencing Awards may include such provisions as the Committee may deem appropriate with respect to the adjustments to be made to the terms of such Awards upon the occurrence of any of the foregoing events.

(b)        Limits on Discretion to Make Adjustments:  Notwithstanding any provision of this Section 7 to the contrary, no adjustment shall be made (i) in any outstanding Qualifying Awards to the extent that such adjustment would adversely affect the status of that Qualifying Award as “performance-based compensation” under Section 162(m) of the Code, and (ii) with respect to any Award if the effect of such adjustment or other action would be to cause all or any part of the Award to be subject to the increased tax in Section 409A(a)(1)(B)(i) of the Code.

8.             MISCELLANEOUS PROVISIONS.

(a)         Right to Awards:  No employee, officer, consultant, advisor or other person who is or could be a Participant shall have any claim or right to be granted any Award under the Plan.

(b)        Rights as Stockholders:  A Participant shall have no rights as a holder of Common Stock by reason of Awards under the Plan, unless and until the book entry is made or the certificate for the shares of Common Stock are issued to the Participant.

(c)         No Assurance of Employment; Termination:  Neither the Plan nor any action taken thereunder shall be construed as giving any Non-Employee Director, employee, officer, consultant, advisor or other person who is or could be a Participant any right to be to be nominated for election by the Company’s stockholders, or retained in the employ of, or have the right to provide services to, the Company or any Affiliate.  The Committee shall determine under what circumstances or when a Participant has terminated employment with, or ceased to perform services for, the Company and its Affiliates; provided, however, that transfers between the Company and an Affiliate or between Affiliates, and approved leaves of absence shall not be deemed such a termination.

(d)        Costs and Expenses:  All costs and expenses incurred in administering the Plan shall be borne by the Company.

(e)         Unfunded Plan:  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund nor to make any other segregation of assets to assure the payment of any Award under the Plan.

(f)         Withholding Taxes:  The Company is authorized to withhold from any Award granted and any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.  This authority shall include authority to withhold or receive shares of Common Stock or other property, to make payment of an Award net of a Participant’s withholding taxes and other tax obligations, and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.  Withholding of taxes in the form of shares of Common Stock issued pursuant to an Award (including any net payments) shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

(g)        Limits on Transferability:  No Awards under the Plan nor any rights or interests therein shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Participant to, any party, other than the Company or any Affiliate, nor shall such Awards or any rights or interests therein be assignable or transferable by the recipient thereof except, in the event of the recipient’s death, to his designated beneficiary as hereinafter provided, or by will or the laws of descent and distribution.  During the lifetime of the recipient, Awards under the Plan requiring exercise shall be exercisable only by such recipient or by the guardian or legal representative of such recipient.  Notwithstanding the foregoing, the Committee in its discretion, may provide that Awards granted pursuant to the Plan (other than a Stock Option granted as an Incentive Stock Option) may be transferable without consideration under such terms and conditions as the Committee shall determine; provided that in each such case, the Awards so transferred remain subject to the provisions (including provisions as to exercise or forfeiture and on transferability) as are set forth in the Plan and the Award Agreement relating to the Award so transferred.

(h)        Beneficiary:  Any payments on account of Awards under the Plan to a deceased Participant shall be paid to such beneficiary as has been designated by the Participant in writing to the Company or, in the absence of such designation, according to the Participant’s will or the laws of descent and distribution.

(i)          No Fractional Shares:  No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award.  In the case of Awards to Participants, the Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be cancelled, forfeited or otherwise eliminated.

(j)          Compliance with Legal Requirements:  No Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Common Stock may be listed, have been fully met.  As a condition precedent to the issuance of shares of Common Stock pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action deemed necessary or appropriate to meet such requirements.  The Committee may impose such conditions on any Common Stock issuable under the Plan as it deems advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which the shares of Common Stock are then listed and under any blue sky or other securities laws applicable to the shares of Common Stock.  The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common

Stock are being acquired only for investment purposes and without any current intention to sell of distribute such shares of Common Stock.

(k)         Discretion:  In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, officer, consultant, advisor or other person who is or could be a Participant , the Company, any Affiliate, any stockholder or any other person.  The Committee alone shall have the authority and discretion to exercise or decline to exercise any authority or to make any determination to be made under the Plan.

(l)          Termination of Employment or other Retention with the Company:  For all purposes under the Plan, the Committee shall determine whether a Participant has terminated employment with or whether the performance of services for the Company and its Affiliates has terminated; provided, however, that transfers between the Company and an Affiliate or between Affiliates, and approved leaves of absence shall not be deemed such a termination.

9.             AMENDMENT OR TERMINATION OF THE PLAN.  The Board, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that, subject to Section 7 hereof, no such action shall materially and adversely affect any rights or obligations with respect to any Awards theretofore made under the Plan; and provided, further, that no amendment, without approval of the holders of Common Stock by an affirmative vote of a majority of the shares of Common Stock voted thereon in person or by proxy, shall (i) increase the aggregate number of shares subject to the Plan (other than increases pursuant to Section 7 hereof), (ii) extend the maximum term of Awards under the Plan or the Plan itself, (iii) decrease the Exercise Price of Stock Options granted under the Plan or the Exercise Price of Stock Appreciation Rights granted under the Plan (other than decreases pursuant to Section 7 hereof) to less than the Fair Market Value of Common Stock at the time of grant, or (iv) make any other change that would require stockholder approval under any regulatory requirement applicable to the Plan (including as necessary to comply with any applicable stock exchange listing requirement).  Subject to Section 7 hereof, with the consent of the Participants affected, the Committee may amend outstanding Award Agreements in any manner not inconsistent with the terms of the Plan; provided, however, that if the Committee determines that there have occurred or are about to occur significant changes in the Participant’s position, duties or responsibilities, or significant changes in economic, legislative, regulatory, tax, accounting or cost/benefit conditions which are determined by the Committee to have or to be expected to have a significant effect on the performance of the Company, or any Affiliate, division or department thereof, on the Plan or on any Award under the Plan, the Committee, without the consent of the Participant, may make such changes in a Participant’s Award Agreement as are appropriate under the circumstances.

10.           EFFECTIVE DATE AND TERM OF PLAN.  The Plan shall become effective when adopted by the Board, provided that the Plan is approved by the stockholders of the Company at the annual meeting of stockholders next following the adoption of the Plan by the Board, and no Award shall become exercisable, realizable or vested prior to such annual meeting.  If the Plan is not so approved by the stockholders at the next annual meeting, all Awards theretofore granted shall be null and void.  The Plan shall terminate at the close of business on the tenth anniversary of the date the Plan was adopted by the Board, unless sooner terminated by action of the Board.  No Award may be granted hereunder after termination of the Plan, but such termination of the Plan shall not affect the validity of any Award then outstanding or any authority granted to the Committed under the Plan.

11.           RECOUPMENT.  If (i) any Award is paid, vests or becomes exercisable in accordance with the Plan on the basis of financial results achieved by the Company, (ii) the Company is subsequently required to restate its financial statement resulting in such financial results being reduced such that the Award would not have been paid, vest or become exercisable (or would have been paid, vest or become exercisable as to a lesser amount), and (iii) the Participant receiving such Award had actual knowledge of the circumstances requiring the restatement, then, such Participant may have the Award reduced to the level, if any, that in the Committee’s sole judgment would have been earned on the basis of the revised financial statements.  Award Agreements may require the Participant receiving the Award, as a condition to the receipt of the Award, to agree that the Award may be reduced pursuant to this Section 11, and the Company shall be entitled to seek recovery from the Participant, as it deems appropriate under the circumstances, in the best interest of the Company and as permitted by law.

12.           LAW GOVERNING.  The validity and construction of the Plan and any Award Agreements entered into thereunder shall be governed by the laws of the State of Delaware without giving effect to principles of conflict of laws, except as otherwise provided in any Award Agreement.